Exhibit 10.11

MEMSIC, INC.

CHANGE IN CONTROL AGREEMENT

This Senior Executive Change in Control Agreement (“Agreement”) is entered into as of August    , 2007, by and between MEMSIC, Inc., a Delaware corporation with its principal offices located at One Technology Drive, Suite 325, Andover, MA 01810 (together with its successors and assigns, the “Company”), and                     , an individual residing at                                         , (the “Executive”).

WHEREAS, the Executive is currently employed as [specify office] by the Company;

WHEREAS, in order to allow the Executive to consider the prospect of a Change in Control as defined in Section 2.2 in an objective manner, and in consideration of the services rendered and to be rendered by the Executive to the Company and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company, the Company is willing to provide, subject to the terms of this Agreement, certain benefits to protect the Executive from the consequences of termination of his employment occurring subsequent to a Change in Control;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1. Acceleration of Vesting of Options in Certain Events. If the Company terminates the Executive’s employment without Cause [within              (    ) months] after a Change in Control, or if the Executive resigns his [or her] employment within 90 days after an Event of Constructive Termination that occurs [within              (    ) months] after a Change in Control, then in either such event, the vesting of each Option held by the Executive shall be accelerated such that a portion of the Option equal to the portion that would otherwise have vested during the last year of the vesting schedule shall become exercisable immediately. This acceleration shall be applied after, and not in lieu of, any accelerated vesting that may be provided for under the terms of such Option and any plan under which such Option was granted and by any resolution of the Board of Directors of the Company or any committee thereof, and shall not apply to the extent that the total acceleration of vesting would exceed a combined total of twenty-four (24) months by reason of the provisions of this agreement and the terms of such Option and any plan under which it was granted and by any resolution of the Board of Directors of the Company or any committee thereof.

2. Definitions.

2.1. For purposes of this Agreement, “Cause” shall mean:

(a) being convicted of criminal conduct constituting a felony offense, other than a traffic offense, whether or not related to the Executive’s employment;

(b) negligence in the performance of the Executive’s duties on behalf of the Company which results in a material detriment to the Company and is not cured or corrected within thirty (30) days after the Executive’s receipt of written notice from the Company referring to this paragraph and describing with specificity the conduct or omission constituting negligence;

(c) fraud or embezzlement with respect to funds of the Company, as determined by the Board;

(d) the Executive’s failure to comply with lawful instructions given to the Executive by the Board of Directors which is not cured or corrected within thirty (30) days after the Executive’s receipt of written notice from the Company referring to this paragraph and describing with specificity the instructions with which the Executive did not comply;

(e) the Executive’s material failure to comply with reasonable policies, directives, standards and regulations adopted by the Company, except any such failure, that, if capable of cure, is remedied by the Executive within thirty (30) days after the Executive’s receipt of written notice from the Company referring to this paragraph and describing with specificity the failure of the Executive to comply; or

(f) any intentional act by the Executive that would reasonably be expected to have, and that does have, a material adverse effect on the goodwill or reputation of the Company or on its relationships with its customers or employees.

2.2. For purposes of this Agreement, a “Change of Control” shall mean the occurrence of any of the following:

(a) the acquisition by an individual, entity, group or any other person of beneficial ownership of fifty percent (50%) or more of either (i) the then-outstanding shares of common stock of the Company or (ii) the combined voting power of the election of directors for the Company, provided that such percentage shall be reduced to thirty-five percent (35%) on and after the closing of an initial public offering by the Company of its common stock; or

(b) the sale of substantially all of the Company’s assets or a merger or sale of stock wherein the holders of the Company’s capital stock immediately prior to such sale do not hold at least a majority of the outstanding capital stock of the Company or its successor immediately following such sale; or

(c) individuals who, as of the date hereof, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequently to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors.

2.3. For purposes of this Agreement, an “Event of Constructive Termination” shall mean the occurrence of any of the following without the express written consent of the Executive:

(a) a relocation of the Executive’s principal workplace to a location more than 50 miles from the location of such workplace on the date of this Agreement;

(b) any material diminution in the Executive’s authority or responsibilities, the assignment to the Executive of duties or responsibilities inappropriate to the office of [specify title] or a change in the Executive’s reporting relationship such that the Executive reports to an officer other than [the Board of Directors/Chief Executive Officer of the Company]; or

(c) any reduction in the Executive’s compensation or any material reduction in any fringe benefit or perquisite available to the Executive (excluding any changes to broad-based employee benefit plans resulting from the change of control and affecting employees of the Company generally).

2.4. For purposes of this Agreement “Option” means an option to purchase common stock of the Company granted to the Executive by the Company.

3. Arbitration of Disputes. The parties hereto shall use their best efforts to settle amicably any disputes, differences, or controversies arising between them arising out of or in accordance with this Agreement. However, in the event any such disputes, differences, or controversies are not so settled, the same shall be submitted to, and finally settled by, arbitration in accordance with the Rules of American Arbitration Association by one or more arbitrators appointed in accordance with said Rules. Arbitration initiated by either party shall be held in Boston, Massachusetts. The arbitrator(s) shall have the power to award attorneys’ fees to the prevailing party in their sole discretion. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

4. Attorneys’ Fees. In the event a party seeks to enforce any provision of this Agreement and receives injunctive relief or other equitable relief from a court of competent jurisdiction which is final and not subject to appeal, such party shall be entitled to recover its reasonable attorneys’ fees and costs incurred with respect to obtaining such relief from the other party.

5. Other Provisions.

5.1. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered personally or sent by facsimile transmission (with confirmation) or, if sent by regular mail, three days after the date of deposit in the United States mails addressed as follows:

(a)	if to the Company, to:	MEMSIC, Inc. One Technology Drive, Suite 325 Andover, MA 01810 Telecopier No.: _______________ Attn: [Chief Executive Officer]

	with a copy to:	Foley Hoag LLP 155 Seaport Boulevard Boston, MA 02210 Telecopier No.: (617) 832-7000 Attn: Robert L. Birnbaum, Esq.

(b)	if to Executive, to:

with a copy to:

or to such other address as either party may from time to time provide to the other by notice as provided in this section.

5.2. Entire Agreement. This Agreement constitutes the entire agreement and understanding between the Company and the Executive, and supersedes all prior negotiations, agreements, arrangements, and understandings, both written or oral, between the Company and the Executive with respect to the subject matter of this Agreement.

5.3. Waiver or Amendment. The waiver by either party of a breach or violation of any term or provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach or violation of any provision of this Agreement or of any other right or remedy. No provision in this Agreement may be amended unless such amendment is set forth in a writing that specifically refers to this Agreement and is signed by the Executive and the Company.

5.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts without regard to its conflict of laws rules.

5.5. Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, each of the Company and the Executive and their respective heirs, personal representatives, legal representatives, successors and assigns.

5.6. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof. If any part of this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid part had not been inserted.

5.7. Section Headings. The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect any way the meaning, construction or interpretation of any or all of the provisions of this Agreement.

5.8. Counterparts. This Agreement may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to be one and the same instrument.

5.9. Authority to Execute. The undersigned officer represents and warrants that he or she has full power and authority to enter into this Agreement on behalf of the Company, and that the execution, delivery and performance of this Agreement have been authorized by the Board of Directors of the Company. Upon the Executive’s acceptance of this Agreement by signing and returning it to the Company, this Agreement will become binding upon the Executive and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

EXECUTIVE	MEMSIC, INC.

By: